For more information contact: Investor Relations Markel Group Inc. IR@markel.com

For immediate release

Markel Group reports 2024 financial results

Richmond, VA, Feb. 5, 2025 -- Markel Group Inc. (NYSE: MKL) today reported its financial results for the year ended December 31, 2024.

"In 2024, we exceeded our target with strong returns from our public equity portfolio, continued growth in Ventures, and notable performance in many areas of our insurance business, all while staying true to our values and striving for excellence," said Tom Gayner, Chief Executive Officer of Markel Group. "Over the past two years, Markel Group has made significant strides in improving accountability, capital allocation, and leadership. As we continue to build on this progress, we are committed to enhancing our insurance performance and driving profitable growth across our entire family of businesses."

The following table presents summary financial data, by engine, for 2024 and 2023.

	Years Ended December 31,
(dollars in thousands, except per share amounts)	2024	2023
Operating revenues:
Insurance (1)	$8,727,717	$8,577,130
Investments:
Net investment income	913,478	729,219
Net investment gains	1,807,219	1,524,054
Other	52,253	(11,854)
Total Investments	2,772,950	2,241,419
Markel Ventures	5,120,096	4,985,081
Total operating revenues	$16,620,763	$15,803,630

Operating income:
Insurance (1)	$601,002	$348,145
Investments:
Net investment income	913,478	729,219
Net investment gains	1,807,219	1,524,054
Other	52,253	(11,854)
Total Investments	2,772,950	2,241,419
Markel Ventures	520,082	519,878
Consolidated segment operating income (2)	3,894,034	3,109,442
Amortization of acquired intangible assets	(181,472)	(180,614)
Total operating income	$3,712,562	$2,928,828

Comprehensive income to shareholders	$2,608,150	$2,285,344
Diluted net income per common share	$199.32	$146.98

Combined ratio	95.2%	98.4%
(1)    See "Insurance Results" for the components of our Insurance engine operating revenues and operating income.
(2)    See "Supplemental Financial Information" for additional information on this non-GAAP measure.

Highlights of our 2024 results include:
•Our consolidated results reflect a 5% increase in operating revenues and a 27% increase in operating income.
•Our investing results benefited from more favorable market value movements within our equity portfolio in 2024 compared to 2023, with our public equity portfolio returning over 20% in 2024. Generally accepted accounting principles (GAAP) require that we include unrealized gains and losses on equity securities in net income. This may lead to short-term volatility in revenues and operating income that temporarily obscures our underlying operating performance.
•Net investment income increased 25% in 2024, reflecting a higher yield and increased investment holdings.
•Our insurance operations grew on both the top and bottom lines, driven by targeted premium growth and improved underwriting performance within our Insurance segment.
•The decrease in our consolidated combined ratio was primarily attributable to more favorable development on prior years loss reserves in 2024 compared to 2023.
•Markel Ventures grew operating revenues in 2024, driven by our consumer and building products businesses, as well as a partial-year contribution from Valor Environmental. Markel Ventures delivered another year of solid operating income coming off a particularly strong 2023.

We believe our financial performance is most meaningfully measured over longer periods of time, which tends to mitigate the effects of short-term volatility and also aligns with the long-term perspective we apply to operating our businesses and making investment decisions. The following table presents a five-year view of our performance.

	Years Ended December 31,
(dollars in thousands)	2024	2023	2022	2021	2020
Operating income
Insurance (1)	$601,002	$348,145	$928,709	$718,800	$136,985
Investments (2)	2,772,950	2,241,419	(1,167,548)	2,353,124	989,564
Markel Ventures	520,082	519,878	404,281	330,120	306,650
Consolidated segment operating income (3)	3,894,034	3,109,442	165,442	3,402,044	1,433,199
Amortization and impairment	(181,472)	(180,614)	(258,778)	(160,539)	(159,315)
Total operating income (loss)	$3,712,562	$2,928,828	$(93,336)	$3,241,505	$1,273,884

Net investment gains (losses) (2)	$1,807,219	$1,524,054	$(1,595,733)	$1,978,534	$617,979

5-year compound annual growth rate in closing stock price per share	9%
5-year compound annual growth rate in intrinsic value per share (4)	18%
(1)    See "Supplemental Financial Information" for the components of our Insurance engine operating income.
(2)    Investments engine operating income includes net investment gains (losses), which are primarily comprised of unrealized gains and losses on equity securities.
(3)    See "'Supplemental Financial Information" for additional information on this non-GAAP measure.
(4)    See "'Supplemental Financial Information" for additional information on intrinsic value.

Insurance Results

	Years Ended December 31,
(dollars in thousands)	2024	2023	% Change
Operating revenues:
Insurance segment	$7,407,643	$7,282,705	2%
Reinsurance segment	1,028,201	1,014,294	1%
Other insurance operations	291,873	280,131	4%
Insurance operations	$8,727,717	$8,577,130	2%

Operating income:
Insurance segment	$421,885	$162,176	160%
Reinsurance segment	(5,363)	(19,265)	72%
Other insurance operations	184,480	205,234	(10)%
Insurance operations	$601,002	$348,145	73%

Consolidated Underwriting Results

	Years Ended December 31,
(dollars in thousands)	2024	2023	% Change
Gross premium volume	$10,548,297	$10,276,419	3%
Net written premiums	$8,296,175	$8,397,575	(1)%
Earned premiums	$8,432,412	$8,295,479	2%
Underwriting profit	$402,274	$132,736	203%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	65.3%	64.6%	0.7
Prior accident years loss ratio	(5.4)%	(0.5)%	(4.9)
Loss ratio	59.9%	64.2%	(4.3)
Expense ratio	35.3%	34.2%	1.1
Combined ratio	95.2%	98.4%	(3.2)

Current accident year loss ratio catastrophe impact (2)	0.8%	0.5%	0.3

Current accident year loss ratio, excluding catastrophe impact (3)	64.5%	64.1%	0.4
Combined ratio, excluding current year catastrophe impact (3)	94.4%	97.9%	(3.5)
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See "Supplemental Financial Information" for additional information regarding these non-GAAP financial measures.

In 2024, underwriting results included $70.6 million of net losses and loss adjustment expenses attributed to the Hurricane Helene and Hurricane Milton (2024 Catastrophes). In 2023, underwriting results included $40.1 million of net losses and loss adjustment expenses attributed to Hawaiian wildfires and Hurricane Idalia (2023 Catastrophes). Excluding these losses, the decrease in our consolidated combined ratio was primarily attributable to more favorable development on prior accident years loss reserves in 2024 compared to 2023 within our Insurance segment.

In January 2025, there was a series of wildfires in southern California. Based on information currently available, we estimate our range of underwriting losses, including the impact of reinstatement premiums, from these events to be between $90 million and $130 million, before income taxes. This estimated range of losses was derived based on a high-level review of in-force contracts and an analysis of ceded reinsurance contracts, as well as preliminary industry loss estimates. Due to the inherent uncertainty associated with the nature of these wildfire events and limited claims activity, our underwriting loss estimates are subject to a wide range of variability. We will refine our estimate of net losses, which will be recorded in the first quarter of 2025, as more details about these events and actual level of claims emerge.

Intellectual Property Collateral Protection Insurance

In 2024 and 2023, we recognized losses on our discontinued intellectual property collateral protection insurance (IP CPI) product in our Insurance segment. The following table summarizes the losses recognized and their impact on our Insurance segment and consolidated combined ratios.

	Years Ended December 31,
	2024			2023
	Losses and loss adjustment expenses	Point impact on combined ratio (1)		Losses and loss adjustment expenses	Point impact on combined ratio (1)
(dollars in thousands)		Insurance segment	Consolidated		Insurance segment	Consolidated
Current accident year (2)	$136,048	1.8%	1.6%	$91,328	1.3%	1.1%
Prior accident years	32,486	0.4%	0.4%	6,244	0.1%	0.1%
Total	$168,534	2.3%	2.0%	$97,572	1.3%	1.2%
(1)    The impact on the combined ratio is calculated as associated net losses and loss adjustment expenses divided by total Insurance segment or consolidated earned premiums, as applicable. Amounts may not reconcile due to rounding. Earned premiums on our IP CPI product for the years ended December 31, 2024 and 2023 were not material.
(2)    Current accident year losses and loss adjustment expenses for the year ended December 31, 2023 included $65.0 million of credit losses in connection with a fraudulent letter of credit that was provided by an affiliate of Vesttoo Ltd. as collateral for reinsurance purchased on one of the policies that resulted in a claim.

Following higher than anticipated losses on our IP CPI product line in the second half of 2023 and the product's ultimate inability to meet our profitability targets, we discontinued writing this product at the beginning of 2024. However, we have continued to recognize losses on our IP CPI product line in 2024 as additional claim events occurred, which result from both a default on the loan and impairment of the underlying intellectual property. As of December 31, 2024, all losses on probable claims have been recognized, however, we believe the potential for additional claims in 2025 is reasonably possible, and such amounts could be material to our results of operations and cash flows. However, we believe the amount of such losses in 2025 is likely to be less than what we recognized in 2024.

Insurance Segment

	Years Ended December 31,
(dollars in thousands)	2024	2023	% Change
Gross premium volume	$9,400,316	$9,217,150	2%
Net written premiums	$7,260,089	$7,432,062	(2)%
Earned premiums	$7,407,643	$7,282,705	2%
Underwriting profit	$421,885	$162,176	160%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	64.4%	64.4%	0.0
Prior accident years loss ratio	(6.1)%	(1.4)%	(4.7)
Loss ratio	58.3%	63.0%	(4.7)
Expense ratio	36.0%	34.8%	1.2
Combined ratio	94.3%	97.8%	(3.5)

Current accident year loss ratio catastrophe impact (2)	0.9%	0.5%	0.4

Current accident year loss ratio, excluding catastrophe impact (3)	63.5%	63.9%	(0.4)
Combined ratio, excluding current year catastrophe impact (3)	93.4%	97.2%	(3.8)
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See "Supplemental Financial Information" for additional information regarding these non-GAAP financial measures.

Premiums

The increase in gross premium volume in our Insurance segment in 2024 was driven by new business growth and more favorable rates within our personal lines, programs, marine and energy and credit and surety product lines, partially offset by lower premium volume within select lines of our U.S. general liability and professional liability product lines. Gross premium volume within our U.S. general liability and professional liability product lines decreased $317.2 million in 2024 compared to 2023, which reflects decreased writings within our brokerage contractors, brokerage excess and umbrella and risk-managed excess casualty general liability products and our risk-managed professional liability products as part of targeted underwriting actions aimed at achieving greater profitability within these product lines.

Net retention of gross premium volume was 77% in 2024 compared to 81% in 2023. The decrease was driven by higher cession rates on our professional liability product lines in 2024 compared to 2023, as well as changes in mix of business as we decreased writings on select lines of our U.S. general liability product lines, which have lower cession rates than most other products within the segment. The increase in earned premiums in 2024 was primarily due to higher gross premium volume in recent periods.

Combined Ratio

The Insurance segment's current accident year losses and loss adjustment expenses in 2024 included $67.2 million of net losses and loss adjustment expenses attributed to the 2024 Catastrophes. Current accident year losses in 2023 included $39.6 million of net losses and loss adjustment expenses attributed to the 2023 Catastrophes. Excluding these losses, the decrease in the current accident year loss ratio in 2024 compared to 2023 was primarily attributable to lower attritional loss ratios within our international product lines, largely offset by higher attritional loss ratios across our U.S. product lines, driven largely by our professional liability product lines. In 2024, we increased our attritional loss ratios on certain product classes within our U.S. professional liability product lines in response to unfavorable loss development trends in recent years and to include an increase in the level of conservatism on our U.S. professional liability and general liability product lines.

The Insurance segment's 2024 combined ratio included $451.0 million of favorable development on prior accident years loss reserves compared to $104.7 million in 2023. The increase in favorable development was primarily attributable to modest favorable development on our U.S. general liability product lines in 2024 compared to significant adverse development in 2023. In 2024, favorable development was primarily attributable to our international professional liability product lines, as well as our general liability, property, marine and energy, programs and credit and surety product lines.

The increase in the Insurance segment's expense ratio in 2024 was primarily attributable to higher personnel costs, including profit sharing expenses and investments in underwriting talent within our international operations, as well as other general and administrative expenses, including investments in technology across our global operations to drive future growth and operational efficiencies. The increase is also partially attributable to general cost inflation trends outpacing premium growth, as a result of the underwriting actions taken on our U.S. general liability and professional liability product lines, as previously discussed.

Reinsurance Segment

	Years Ended December 31,
(dollars in thousands)	2024	2023	% Change
Gross premium volume	$1,150,780	$1,046,539	10%
Net written premiums	$1,039,372	$967,799	7%
Earned premiums	$1,028,201	$1,014,294	1%
Underwriting loss	$(5,363)	$(19,265)	72%

Underwriting Ratios (1)			Point Change
Loss ratio
Current accident year loss ratio	71.6%	66.0%	5.6
Prior accident years loss ratio	(1.2)%	5.6%	(6.8)
Loss ratio	70.4%	71.7%	(1.3)
Expense ratio	30.1%	30.2%	(0.1)
Combined ratio	100.5%	101.9%	(1.4)

Current accident year loss ratio catastrophe impact (2)	0.3%	0.0%	0.3

Current accident year loss ratio, excluding catastrophe impact (3)	71.3%	66.0%	5.3
Combined ratio, excluding current year catastrophe impact (3)	100.2%	101.9%	(1.7)
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.
(3)    See "Supplemental Financial Information" for additional information regarding these non-GAAP financial measures.

Premiums

The increase in gross premium volume in our Reinsurance segment in 2024 was driven by increases on renewals and new business within our marine and energy product lines, as well as new business and favorable timing differences on our workers' compensation product line. Significant variability in gross premium volume can be expected in our Reinsurance segment due to individually significant contracts and multi-year contracts. Net retention of gross premium volume was 90% in 2024 compared to 92% in 2023. The decrease in net retention was driven by the increased premium volume in our marine and energy business, which carries a higher cession rate than the rest of the segment. The increase in earned premiums in 2024 was primarily due to the impact of higher gross premium volume within our marine and energy and general liability product lines in recent periods, partially offset by unfavorable premium adjustments in 2024 compared to favorable premium adjustments 2023.

Combined Ratio

The increase in the Reinsurance segment's current accident year loss ratio in 2024 compared to 2023 was primarily due to higher attritional loss ratios, which we increased in response to recent loss development trends within our professional liability and general liability product lines and to include an increase in the level of conservatism on these product lines. The increase also includes the impact of unfavorable premium adjustments on prior accident years in 2024 compared to favorable premium adjustments on prior accident years in 2023, as well as large losses on our credit and surety product line in 2024.

The Reinsurance segment's 2024 combined ratio included $12.3 million of favorable development on prior accident years loss reserves, which was primarily attributable to our property, workers compensation and professional liability product lines, partially offset by adverse development on our public entity product line. In 2023, the combined ratio included $57.1 million of adverse development on prior accident years loss reserves, which was attributable to adverse development on our general liability and public entity product lines.

Adverse development on our public entity product line was $34.1 million, or three points on the Reinsurance segment's combined ratio, in 2024 and $55.7 million, or five points, in 2023. Adverse development on our public entity product line in 2023 was due to increased frequency of large claims over several quarters on a segment of business that we discontinued writing in 2020. In 2024, we observed similar unfavorable claims trends across the remaining public entity contracts in the more recent accident years. In response to these adverse trends and the product's ultimate inability to meet our profitability targets, we discontinued writing the public entity product line in the fourth quarter of 2024.

Other Insurance Operations

The following table presents the components of operating revenues and operating income attributable to our other insurance operations, which are not included in a reportable segment. We do not allocate amortization of acquired intangible assets to our operating segments, including our other insurance operations.

	Years Ended December 31,
	2024		2023
(dollars in thousands)	Operating revenues	Operating income (loss)	Operating revenues	Operating income (loss)
Program services
Fronting	$155,355	$122,341	$134,914	$103,323
Disposition gain	—	—	16,923	16,923
Program services total	155,355	122,341	151,837	120,246
Insurance-linked securities	127,514	41,241	118,290	42,340
Life and annuity (1)	(145)	(18,445)	40	(12,030)
Markel CATCo Re (2)	—	58,099	—	71,491
Other	12,581	(4,508)	11,484	(6,638)
	295,305	198,728	281,651	215,409
Underwriting (3)	(3,432)	(14,248)	(1,520)	(10,175)
Other insurance operations	$291,873	$184,480	$280,131	$205,234
(1)    Investment income earned on the investments that support life and annuity policy benefit reserves is included in our Investing segment.
(2)    Results attributable to Markel CATCo Re for both periods were entirely attributable to noncontrolling interest holders in Markel CATCo Re.
(3)    Underwriting results attributable to our other insurance operations are comprised of results from discontinued lines of business and the retained portion of our fronting operations.

The following table summarizes gross premium volume fronted through our program services and ILS operations.

	Years Ended December 31,
(dollars in thousands)	2024	2023	% Change
Program services	$3,636,736	$2,883,737	26%
Insurance-linked securities	1,306,022	840,868	55%
Total fronting	$4,942,758	$3,724,605	33%

Program Services

Our program services operations represent the contribution to our insurance results from our State National division's fronting operations. The increase in operating revenues and gross premium volume from our program services operations in 2024 was attributable to expansion of existing programs and new business.

Insurance-Linked Securities

Our ILS operations represent the overall contribution to our insurance results from our Nephila division and are comprised of Nephila's fund management operations and its related fronting operations through which we earn ceding fees for premiums fronted by our underwriting subsidiaries on behalf of entities managed by Nephila. The increase in operating revenues from our ILS operations in 2024 was primarily attributable to the impact of a higher effective management fee rate in 2024 compared to 2023, as well as growth in premiums fronted. These increases were partially offset by $31.1 million of investment management fees recognized in 2023 upon the release of capital from side pocket reserves with no comparable activity in 2024. The increase in gross premium volume fronted through our ILS operations in 2024 was primarily due to growth of Nephila's property catastrophe and specialty programs.

Investing Results

The following table summarizes our consolidated investment performance, which consists predominantly of the results of our Investing segment. Net investment gains or losses in any given period are typically attributable to changes in the fair value of our equity portfolio due to market value movements. The change in net unrealized gains (losses) on available-for-sale investments in any given period is typically attributable to changes in the fair value of our fixed maturity portfolio due to changes in interest rates during the period. As of December 31, 2024, 98% of our fixed maturity portfolio was rated "AA" or better.

	Years Ended December 31,
(dollars in thousands)	2024	2023	2022	2021	2020
Net investment income	$920,496	$734,532	$446,755	$367,417	$375,826
Yield on fixed maturity securities (1)	3.2%	2.8%	2.3%	2.6%	3.1%
Yield on short-term investments (1)	4.8%	4.5%	1.5%	0.1%	0.5%
Yield on cash and cash equivalents and restricted cash and cash equivalents (1)	3.7%	2.8%	0.6%	0.0%	0.2%

Net realized investment gains (losses)	$4,423	$(42,177)	$(40,983)	$37,908	$14,780
Change in fair value of equity securities	1,802,796	1,566,231	(1,554,750)	1,940,626	603,199
Net investment gains (losses)	$1,807,219	$1,524,054	$(1,595,733)	$1,978,534	$617,979

Return on equity securities (2)	20.1%	21.6%	(16.1)%	29.4%	15.1%
Five-year annual return	14.3%	14.6%	9.3%	18.4%	15.2%
Ten-year annual return	11.7%	11.9%	12.9%	16.9%	14.3%
Twenty-year annual return	10.1%	10.2%	10.6%	11.0%	10.5%

Other (3)	$52,253	$(11,854)	$(17,661)	$7,184	$(3,996)
Change in net unrealized gains (losses) on available-for-sale investments	$(165,423)	$390,558	$(1,463,876)	$(513,084)	$510,247
(1)    Yield reflects the applicable interest income as a percentage of the monthly average invested assets at amortized cost.
(2)    Return on equity securities is calculated by dividing dividends and the change in fair value of equity securities by the monthly average equity securities at fair value and considers the timing of net purchases and sales.
(3)    Other income or losses within our investing results primarily relate to equity method investments in our Investing segment, which are managed separately from the rest of our investment portfolio.

Net investment income increased in 2024, primarily driven by higher interest income on fixed maturity securities due to a higher yield and higher average holdings of fixed maturity securities during 2024 compared to 2023, as well as higher yields on cash and short-term investments. In 2024, we continued to allocate cash to money market funds, short-term investments and fixed maturity securities to take advantage of higher interest rates.

Markel Ventures Results

The following table summarizes the results from our Markel Ventures segment. In June 2024, we acquired 98% of Valor Environmental (Valor), an environmental services company providing erosion control and related services to commercial development sites and homebuilders throughout the United States. In September 2024, we acquired a 68% ownership interest in Educational Partners International (EPI), a company that sponsors international teachers for placements in schools in the U.S. Through December 2024, our investment in EPI was accounted for under the equity method, as we did not have control over the business due to pending regulatory approvals. We received these regulatory approvals in January 2025 and will consolidate EPI beginning in the first quarter of 2025.

	Years Ended December 31,
(dollars in thousands)	2024	2023	Change
Operating revenues	$5,120,096	$4,985,081	3%
Segment operating income (1)	$520,082	$519,878	0%
EBITDA (1)	$642,207	$628,483	2%
(1)    See "Supplemental Financial Information" for a reconciliation of Markel Ventures segment operating income to earnings before interest, income taxes, depreciation and amortization (EBITDA).

The increase in operating revenues in 2024 was driven by higher revenues at our consumer building products businesses due to a combination of higher prices, increased demand and the contribution from an acquisition made by one of these businesses in the first quarter of 2024. The increase in operating revenues also reflects the contribution from Valor and increased demand at our equipment manufacturing businesses. These increases in operating revenues were largely offset by the impact of decreased demand and lower prices across a number of our other businesses, most notably at one of our transportation-related businesses.

Segment operating income in 2024 was consistent with 2023. The impact of higher revenues and operating margins at our consumer and building products businesses and our equipment manufacturing businesses was offset by the impact of lower revenues and operating margins at one of our transportation-related businesses and lower operating margins at our construction services businesses.

Financial Condition

Investments, cash and cash equivalents and restricted cash and cash equivalents (invested assets) were $34.2 billion at December 31, 2024 compared to $30.9 billion at December 31, 2023. The increase was primarily attributable to operating cash flows and an increase in the fair value of our equity portfolio. Net cash provided by operating activities was $2.6 billion in 2024 compared to $2.8 billion in 2023, reflecting a decrease in operating cash flows from our insurance and Markel Ventures operations, partially offset by an increase in operating cash flows from investments.

At December 31, 2024, our holding company held $4.3 billion of invested assets compared to $3.5 billion of invested assets at December 31, 2023. The increase was primarily due to net proceeds from our May 2024 debt offering, dividends received from our insurance subsidiaries and an increase in the fair value of equity securities held by our holding company, partially offset by cash used to repurchase shares of our common stock and service our senior long-term debt. In 2024, cash of $572.7 million was used to repurchase shares of our common stock.

* * * * * * * *

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 6, 2025, beginning at 9:30 a.m. (Eastern Time). Investors, analysts and the general public may listen to the call via live webcast at ir.mklgroup.com. The call may be accessed telephonically by dialing (888) 660-9916 in the U.S., or (646) 960-0452 internationally, and providing Conference ID: 4614568. A replay of the call will be available on our website approximately one hour after the conclusion of the call. Any person needing additional information can contact Markel Group's Investor Relations Department at IR@markel.com.

Additionally, we will be discussing financial results and related business and investments updates at our shareholders meeting on May 21, 2025 at the University of Richmond Robins Center at 2:00 p.m. (Eastern Time). The shareholders meeting will be part of a two-day event we call the Reunion, which is open to shareholders, employees, and friends of Markel Group. More information on the agenda and registration for the Reunion is available at mklreunion.com.

Safe Harbor and Cautionary Statement

This release, and any related oral statements, contain statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in our 2023 Annual Report on Form 10-K, or our most recent Quarterly Report on Form 10-Q, or are included in the items listed below:
•the effect of cyclical trends or changes in market conditions on our Insurance, Investments and Markel Ventures operations, including demand and pricing in the markets in which we operate;

•actions by competitors, including the use of technology and innovation to simplify the customer experience, increase efficiencies, redesign products, alter models and effect other potentially disruptive changes, and the effect of competition on market trends and pricing;
•our efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful, may cost more or take longer than expected and may increase or create new risks (e.g., insufficient demand, change to risk exposures, distribution channel conflicts, execution risk, regulatory risk, increased expenditures);
•the frequency and severity of man-made, health-related and natural catastrophes may exceed expectations, are unpredictable and, in the case of some natural catastrophes, may be exacerbated by changing conditions in the climate, oceans and atmosphere, resulting in increased frequency and/or severity of extreme weather-related events;
•we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;
•emerging claim and coverage issues, changing industry practices and evolving legal, judicial, social and other claims and coverage trends or conditions, can increase the scope of coverage, the frequency and severity of claims and the period over which claims may be reported; these factors, as well as uncertainties in the loss estimation process, can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;
•reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;
•inaccuracies (whether due to data error, human error or otherwise) in the various modeling techniques and data analytics (e.g., scenarios, predictive and stochastic modeling, and forecasting) we use to analyze and estimate exposures, loss trends and other risks associated with all of our insurance businesses could cause us to misprice our products or fail to appropriately estimate the risks to which we are exposed;
•changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material changes in our estimated loss reserves for that business;
•adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;
•initial estimates for catastrophe losses and other significant, infrequent events are often based on limited information, are dependent on broad assumptions about the nature and extent of losses, coverage, liability and reinsurance, and those losses may ultimately differ materially from our expectations;
•changes in the availability, costs, quality and providers of reinsurance coverage, which may impact our ability to write, or continue to write, certain lines of business or to mitigate the volatility of losses on our results of operations and financial condition;
•the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold, if any, may not be sufficient to cover a reinsurer's obligation to us;
•after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;
•regulatory actions affecting our insurance operations can impede our ability to charge adequate rates and efficiently allocate capital;
•general economic and market conditions and industry specific conditions, including: extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;
•economic conditions, actual or potential defaults in corporate bonds, municipal bonds, mortgage-backed securities or sovereign debt obligations, volatility in interest and foreign currency exchange rates, changes in U.S. government debt ratings and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity securities and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility and our ability to mitigate our sensitivity to these changing conditions;
•economic conditions may adversely affect our access to capital and credit markets;
•the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns, inflation and other economic and currency concerns;

•the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;
•the impacts of liability, transition and physical risks associated with climate change;
•the significant volatility, uncertainty and disruption caused by health epidemics and pandemics, as well as governmental, legislative, judicial or regulatory actions or developments in response thereto;
•changes in U.S. tax laws, regulations or interpretations, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate, and adjustments we may make in our operations or tax strategies in response to those changes;
•a failure or security breach of, or cyberattack on, enterprise information technology systems that we, or third parties who perform certain functions for us, use, or a failure to comply with data protection or privacy regulations or regulations related to the use of artificial intelligence or machine learning technology;
•third-party providers may perform poorly, breach their obligations to us or expose us to enhanced risks;
•our acquisitions may increase our operational and internal control risks for a period of time;
•we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;
•any determination requiring the write-off of a significant portion of our goodwill and intangible assets;
•the failure or inadequacy of any methods we employ to manage our loss exposures;
•the loss of services of any senior executive or other key personnel, or an inability to attract and retain qualified leaders to run any of our businesses could adversely impact one or more of our operations;
•the manner in which we manage our global operations through a network of business entities could result in inconsistent management, governance and oversight practices and make it difficult for us to implement strategic decisions and coordinate procedures;
•our substantial international operations and investments expose us to increased political, civil, operational and economic risks, including foreign currency exchange rate and credit risk;
•our ability to obtain additional capital for our operations on terms favorable to us;
•the compliance, or failure to comply, with covenants and other requirements under our credit facilities, senior debt and other indebtedness and our preferred shares;
•our ability to maintain or raise third-party capital for existing or new investment vehicles and risks related to our management of third-party capital;
•the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;
•the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;
•regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;
•our dependence on a limited number of brokers for a large portion of our revenues for our insurance operations;
•adverse changes in our assigned financial strength, debt or preferred share ratings or outlook could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;
•changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors, some of which are outside our control;
•losses from litigation and regulatory investigations and actions;
•considerations and limitations relating to the use of intrinsic value as a performance metric, including the possibility that shareholders, analysts or other market participants may have a different perception of our intrinsic value, which may result in our stock price varying significantly from our intrinsic value calculations; and

•a number of additional factors may adversely affect our Markel Ventures businesses, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing, commercial and industrial construction markets; liability for environmental matters; supply chain and shipping issues, including increases in freight costs; volatility in the market prices for their products; and volatility in commodity, wholesale and raw materials prices and interest and foreign currency exchange rates.

Results from our Insurance, Investments and Markel Ventures operations have been and will continue to be potentially materially affected by these factors.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which are based on our current knowledge and speak only as at their dates.

* * * * * * * *

About Markel Group

Markel Group Inc. is a diverse family of companies that includes everything from insurance to bakery equipment, building supplies, houseplants, and more. The leadership teams of these businesses operate with a high degree of independence, while at the same time living the values that we call the Markel Style. Our specialty insurance business sits at the core of our company. Through decades of sound underwriting, the insurance team has provided the capital base from which we built a system of businesses and investments that collectively increase Markel Group's durability and adaptability. It's a system that provides diverse income streams, access to a wide range of investment opportunities, and the ability to efficiently move capital to the best ideas across the company. Most importantly though, this system enables each of our businesses to advance our shared goal of helping our customers, associates, and shareholders win over the long term. Visit mklgroup.com to learn more.

Markel Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2024	2023	2024	2023
OPERATING REVENUES
Earned premiums	$2,117,578	$2,174,887	$8,432,412	$8,295,479
Net investment income	243,689	213,297	920,496	734,532
Net investment gains	117,425	932,881	1,807,219	1,524,054
Products revenues	575,323	580,721	2,635,659	2,545,053
Services and other revenues	786,986	740,733	2,824,977	2,704,512
Total Operating Revenues	3,841,001	4,642,519	16,620,763	15,803,630
OPERATING EXPENSES
Losses and loss adjustment expenses	1,241,815	1,556,794	5,052,749	5,322,009
Underwriting, acquisition and insurance expenses	784,786	769,013	2,977,389	2,840,734
Products expenses	505,289	507,884	2,272,219	2,220,676
Services and other expenses	667,150	632,523	2,424,372	2,310,769
Amortization of acquired intangible assets	46,491	44,247	181,472	180,614
Total Operating Expenses	3,245,531	3,510,461	12,908,201	12,874,802
Operating Income	595,470	1,132,058	3,712,562	2,928,828
Interest expense	(52,794)	(43,865)	(204,300)	(185,077)
Net foreign exchange gains (losses)	180,839	(81,387)	129,438	(90,045)
Income Before Income Taxes	723,515	1,006,806	3,637,700	2,653,706
Income tax expense	(162,083)	(212,713)	(790,294)	(552,616)
Net Income	561,432	794,093	2,847,406	2,101,090
Net income attributable to noncontrolling interests	(12,254)	(24,787)	(100,384)	(105,030)
Net Income to Shareholders	549,178	769,306	2,747,022	1,996,060
Preferred stock dividends	(18,000)	(18,000)	(36,000)	(36,000)
Net Income to Common Shareholders	$531,178	$751,306	$2,711,022	$1,960,060

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized losses on available-for-sale investments, net of taxes	$(413,287)	$441,750	$(130,295)	$306,903
Other, net of taxes	(9,918)	(29,155)	(8,459)	(17,565)
Total Other Comprehensive Income (Loss)	(423,205)	412,595	(138,754)	289,338
Comprehensive Income	138,227	1,206,688	2,708,652	2,390,428
Comprehensive income attributable to noncontrolling interests	(12,276)	(24,758)	(100,502)	(105,084)
Comprehensive Income to Shareholders	$125,951	$1,181,930	$2,608,150	$2,285,344

NET INCOME PER COMMON SHARE
Basic	$38.83	$56.67	$199.69	$147.32
Diluted	$38.74	$56.48	$199.32	$146.98

Selected Data

	December 31,
(in thousands)	2024	2023
Invested assets	$34,247,218	$30,854,019
Reinsurance recoverables	$11,604,844	$9,235,501
Goodwill and intangible assets	$4,195,487	$4,213,433
Total assets	$61,897,982	$55,045,710
Unpaid losses and loss adjustment expenses	$26,633,094	$23,483,321
Senior long-term debt and other debt	$4,330,341	$3,779,796
Total shareholders' equity	$16,915,898	$14,983,928
Common shares outstanding	12,790	13,132

Markel Group Inc. and Subsidiaries
Supplemental Financial Information
Growth in Intrinsic Value per Share

Management uses the five-year compound annual growth rate (CAGR) in intrinsic value per share as a way of measuring long-term performance. Growth in intrinsic value offers a view of Markel Group’s value over time and serves as a starting point for assessing shareholder returns in comparison to our stock price. As a financial holding company, we use intrinsic value as a measure to help us evaluate the value created by our diversified set of businesses over long periods of time. While it does not represent a precise valuation of our business or a sole factor in making capital allocation decisions, intrinsic value is useful to investors and helpful to management in understanding long-term value creation trends.

We use a straightforward methodology to measure intrinsic value that can be recalculated from our financial statements, as detailed in the tables below. Our calculation of intrinsic value is performed in two steps.

First, we take the operating earnings from our three engines – insurance, Ventures, and investments and apply a multiple to arrive at an earnings valuation. We exclude certain non-cash items, such as amortization, as well as income attributed to our public equity portfolio, which is valued separately in our calculation. We apply a multiple of 12 to a three-year average of the calculated earnings. This multiple was selected as it falls within a conservative range when considering the sources of our cash flows. Using a three-year average of earnings helps normalize the impact of cyclicality and non-recurring items to provide a broad measure of earnings-based value.

Second, we add certain items from our balance sheet that are not included in the earnings valuation. The balance sheet component of the valuation consists of adding cash, short term investments and equity securities, then subtracting debt and noncontrolling interests. The sum of the earnings and balance sheet valuation divided by the number of shares outstanding represents our estimate of intrinsic value per share.

Given its simplified nature, this calculation should be viewed as a directional indicator rather than a precise valuation. As of December 31, 2024, our intrinsic value estimate was $2,610 per share, reflecting an 18% five-year CAGR, compared to a 9% CAGR in our stock price. While the five-year CAGR of intrinsic value provides an initial view of value creation, we consider additional factors in evaluating shareholder returns and making capital allocation decisions.

(in thousands, except per share amounts and earnings multiple)	Years Ended December 31,
	2024	2023	2022	2021	2020	2019
Adjusted operating income - 3-year average	$1,688,962	$1,482,617	$1,235,097	$991,789	$783,867	$615,418
Earnings multiple	12	12	12	12	12	12
Earnings valuation	$20,267,544	$17,791,404	$14,821,164	$11,901,468	$9,406,404	$7,385,016
Equity securities	11,784,521	9,577,871	7,671,912	9,023,927	6,994,110	7,590,755
Short-term investments and cash and cash equivalents	6,217,577	6,318,442	6,806,694	5,778,478	6,375,835	4,269,055
Senior long-term debt and other debt	(4,330,341)	(3,779,796)	(4,103,629)	(4,361,266)	(3,484,023)	(3,534,183)
Redeemable noncontrolling interests and noncontrolling interests	(553,075)	(541,965)	(585,945)	(484,238)	(260,534)	(185,111)
Intrinsic value	$33,386,226	$29,365,956	$24,610,196	$21,858,369	$19,031,792	$15,525,532
Commons shares outstanding	12,790	13,132	13,423	13,632	13,783	13,794
Intrinsic value per share	$2,610.34	$2,236.21	$1,833.43	$1,603.46	$1,380.82	$1,125.53

(dollars in thousands)	Years Ended December 31,
	2024	2023	2022	2021	2020	2019	2018	2017
Operating income (loss)	$3,712,562	$2,928,828	$(93,336)	$3,241,505	$1,273,884	$2,477,346	$39,759	$216,606
Add: Amortization and impairment	181,472	180,614	258,778	160,539	159,315	148,638	315,128	80,758
Less: Net investment gains (losses)	1,807,219	1,524,054	(1,595,733)	1,978,534	617,979	1,601,722	(437,596)	(5,303)
Less: Dividends on equity securities	142,367	116,911	107,213	98,099	89,303	100,222	90,840	82,096
Adjusted operating income	$1,944,448	$1,468,477	$1,653,962	$1,325,411	$725,917	$924,040	$701,643	$220,571

Adjusted operating income - 3-year average	$1,688,962	$1,482,617	$1,235,097	$991,789	$783,867	$615,418

Components of Consolidated Operating Income
Segment Results

	Quarter Ended December 31, 2024
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other insurance operations	Corporate	Consolidated
Earned premiums	$1,860,245	$259,552	$—	$—	$(2,219)	$—	$2,117,578
Net investment income	—	—	242,436	1,253	—	—	243,689
Net investment gains	—	—	117,425	—	—	—	117,425
Products revenues	—	—	—	575,323	—	—	575,323
Services and other revenues	—	—	7,079	689,512	90,395	—	786,986
Total operating revenues	1,860,245	259,552	366,940	1,266,088	88,176	—	3,841,001
Losses and loss adjustment expenses:
Current accident year	(1,162,409)	(190,504)	—	—	—	—	(1,352,913)
Prior accident years	76,801	26,093	—	—	8,204	—	111,098
Underwriting, acquisition and insurance expenses	(702,825)	(80,304)	—	—	(1,657)	—	(784,786)
Products expenses	—	—	—	(505,289)	—	—	(505,289)
Services and other expenses	—	—	—	(628,757)	(38,393)	—	(667,150)
Amortization of acquired intangible assets						(46,491)	(46,491)
Operating income	$71,812	$14,837	$366,940	$132,042	$56,330	$(46,491)	$595,470

	Quarter Ended December 31, 2023
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other insurance operations	Corporate	Consolidated
Earned premiums	$1,960,328	$214,611	$—	$—	$(52)	$—	$2,174,887
Net investment income	—	—	210,683	2,614	—	—	213,297
Net investment gains	—	—	932,881	—	—	—	932,881
Products revenues	—	—	—	580,721	—	—	580,721
Services and other revenues	—	—	1,937	663,718	75,078	—	740,733
Total operating revenues	1,960,328	214,611	1,145,501	1,247,053	75,026	—	4,642,519
Losses and loss adjustment expenses:
Current accident year	(1,274,885)	(150,705)	—	—	—	—	(1,425,590)
Prior accident years	(74,821)	(50,497)	—	—	(5,886)	—	(131,204)
Underwriting, acquisition and insurance expenses	(704,693)	(66,280)	—	—	1,960	—	(769,013)
Products expenses	—	—	—	(507,884)	—	—	(507,884)
Services and other expenses	—	—	—	(611,939)	(20,584)	—	(632,523)
Amortization of acquired intangible assets						(44,247)	(44,247)
Operating income (loss)	$(94,071)	$(52,871)	$1,145,501	$127,230	$50,516	$(44,247)	$1,132,058

	Year Ended December 31, 2024
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other insurance operations	Corporate	Consolidated
Earned premiums	$7,407,643	$1,028,201	$—	$—	$(3,432)	$—	$8,432,412
Net investment income	—	—	913,478	7,018	—	—	920,496
Net investment gains	—	—	1,807,219	—	—	—	1,807,219
Products revenues	—	—	—	2,635,659	—	—	2,635,659
Services and other revenues	—	—	52,253	2,477,419	295,305	—	2,824,977
Total operating revenues	7,407,643	1,028,201	2,772,950	5,120,096	291,873	—	16,620,763
Losses and loss adjustment expenses:
Current accident year	(4,771,388)	(736,671)	—	—	—	—	(5,508,059)
Prior accident years	451,016	12,344	—	—	(8,050)	—	455,310
Underwriting, acquisition and insurance expenses	(2,665,386)	(309,237)	—	—	(2,766)	—	(2,977,389)
Products expenses	—	—	—	(2,272,219)	—	—	(2,272,219)
Services and other expenses	—	—	—	(2,327,795)	(96,577)	—	(2,424,372)
Amortization of acquired intangible assets						(181,472)	(181,472)
Operating income (loss)	$421,885	$(5,363)	$2,772,950	$520,082	$184,480	$(181,472)	$3,712,562

	Year Ended December 31, 2023
(dollars in thousands)	Insurance	Reinsurance	Investing	Markel Ventures	Other insurance operations	Corporate	Consolidated
Earned premiums	$7,282,705	$1,014,294	$—	$—	$(1,520)	$—	$8,295,479
Net investment income	—	—	729,219	5,313	—	—	734,532
Net investment gains	—	—	1,524,054	—	—	—	1,524,054
Products revenues	—	—	—	2,545,053	—	—	2,545,053
Services and other revenues	—	—	(11,854)	2,434,715	281,651	—	2,704,512
Total operating revenues	7,282,705	1,014,294	2,241,419	4,985,081	280,131	—	15,803,630
Losses and loss adjustment expenses:
Current accident year	(4,690,745)	(669,814)	—	—	—	—	(5,360,559)
Prior accident years	104,743	(57,081)	—	—	(9,112)	—	38,550
Underwriting, acquisition and insurance expenses	(2,534,527)	(306,664)	—	—	457	—	(2,840,734)
Products expenses	—	—	—	(2,220,676)	—	—	(2,220,676)
Services and other expenses	—	—	—	(2,244,527)	(66,242)	—	(2,310,769)
Amortization of acquired intangible assets						(180,614)	(180,614)
Operating income (loss)	$162,176	$(19,265)	$2,241,419	$519,878	$205,234	$(180,614)	$2,928,828

Components of Insurance Engine Operating Income

	Years Ended December 31,
(dollars in thousands)	2024	2023	2022	2021	2020
Insurance operating income (loss):
Insurance segment	$421,885	$162,176	$549,871	$696,413	$169,001
Reinsurance segment	(5,363)	(19,265)	83,859	(55,129)	(75,470)
Program services	122,341	120,246	105,664	99,683	83,744
Insurance-linked securities	41,241	42,340	226,248	21,410	32,810
Other	20,898	42,648	(36,933)	(43,577)	(73,100)
Insurance	$601,002	$348,145	$928,709	$718,800	$136,985

Underwriting Results
Quarter-to-Date Premium Volume

	Quarters Ended December 31,
(dollars in thousands)	2024	2023
Gross premium volume:
Insurance segment	$2,266,595	$2,290,868
Reinsurance segment	55,686	87,341
Other underwriting	450	531
Total underwriting	2,322,731	2,378,740
Program services and ILS fronting	1,047,662	720,494
Total	$3,370,393	$3,099,234

Net written premium:
Insurance segment	$1,752,747	$1,868,181
Reinsurance segment	52,603	76,782
Other underwriting	927	(441)
Total underwriting	1,806,277	1,944,522
Program services and ILS fronting	(3,054)	(223)
Total	$1,803,223	$1,944,299

Components of Quarter-to-Date Combined Ratio

	Quarters Ended December 31,
	2024			2023
	Insurance	Reinsurance	Consolidated	Insurance	Reinsurance	Consolidated
Underwriting Ratios (1)
Loss ratio
Current accident year loss ratio	62.5%	73.4%	63.9%	65.0%	70.2%	65.5%
Prior accident years loss ratio	(4.1)%	(10.1)%	(5.2)%	3.8%	23.5%	6.0%
Loss ratio	58.4%	63.3%	58.6%	68.9%	93.8%	71.6%
Expense ratio	37.8%	30.9%	37.1%	35.9%	30.9%	35.4%
Combined ratio	96.1%	94.3%	95.7%	104.8%	124.6%	106.9%

Current accident year loss ratio catastrophe impact (2)	0.3%	1.0%	0.4%	(0.2)%	(0.6)%	(0.3)%

Current accident year loss ratio, excluding catastrophe impact	62.2%	72.4%	63.5%	65.3%	70.9%	65.8%
Combined ratio, excluding current year catastrophe impact	95.8%	93.3%	95.3%	105.0%	125.3%	107.2%
(1)    Amounts may not reconcile due to rounding.
(2)    The point impact of catastrophes is calculated as the associated net losses and loss adjustment expenses divided by total earned premiums.

Net Income per Common Share

	Quarters Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Net income to common shareholders	$531,178	$751,306	$2,711,022	$1,960,060
Adjustment of redeemable noncontrolling interests	(30,433)	(875)	(111,700)	6,212
Adjusted net income to common shareholders	$500,745	$750,431	$2,599,322	$1,966,272

Basic common shares outstanding	12,896	13,242	13,017	13,347
Dilutive potential common shares from restricted stock units and restricted stock	31	44	24	31
Diluted common shares outstanding	12,927	13,286	13,041	13,378
Basic net income per common share	$38.83	$56.67	$199.69	$147.32
Diluted net income per common share	$38.74	$56.48	$199.32	$146.98

Non-GAAP Financial Measures

Underwriting

In addition to the U.S. GAAP combined ratio, loss ratio and expense ratio, we also evaluate our underwriting performance using measures that exclude the impacts of certain items on these ratios. We believe these adjusted measures, which are non-GAAP measures, provide financial statement users with a better understanding of the significant factors that comprise our underwriting results and how management evaluates underwriting performance. When analyzing our combined ratio, we exclude current accident year losses and loss adjustment expenses attributed to natural catastrophes and certain other significant, infrequent loss events. Due to the unique characteristics of these events, there is inherent variability as to the timing or amount of the loss, which cannot be predicted in advance. We believe measures that exclude the effects of such events are meaningful to understand the underlying trends and variability in our underwriting results that may be obscured by these items.

When analyzing our loss ratio, we typically evaluate losses and loss adjustment expenses attributable to the current accident year separate from losses and loss adjustment expenses attributable to prior accident years. Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in our estimates of losses and loss adjustment expenses related to loss events that occurred in prior years. We believe a discussion of current accident year loss ratios, which exclude prior accident year reserve development, is helpful in most cases since it provides more insight into estimates of current underwriting performance and excludes changes in estimates related to prior year loss reserves. We also analyze our current accident year loss ratio excluding losses and loss adjustment expenses attributable to catastrophes. The current accident year loss ratio excluding the impact of catastrophes and other significant, infrequent loss events is also commonly referred to as an attritional loss ratio within the property and casualty insurance industry.

The components of our consolidated and segment combined ratios, including the non-GAAP measures discussed above, are included in "Insurance Results".

Consolidated Segment Operating Income

Consolidated segment operating income is a non-GAAP financial measure as it represents the total of the segment operating income from each of our operating segments and excludes items included in operating income. Consolidated segment operating income excludes amortization of acquired intangible assets and goodwill impairments arising from purchase accounting as they do not represent costs of operating the underlying businesses. The following table reconciles operating income to consolidated segment operating income.

	Years Ended December 31,
(dollars in thousands)	2024	2023	2022	2021	2020
Operating income (loss)	$3,712,562	$2,928,828	$(93,336)	$3,241,505	$1,273,884
Amortization of acquired intangible assets	181,472	180,614	178,778	160,539	159,315
Impairment of goodwill	—	—	80,000	—	—
Consolidated segment operating income	$3,894,034	$3,109,442	$165,442	$3,402,044	$1,433,199

Markel Ventures

Markel Ventures segment EBITDA is a non-GAAP financial measure. We use Markel Ventures segment EBITDA as an operating performance measure in conjunction with our segment performance metric, segment operating income, to monitor and evaluate the performance of our Markel Ventures segment. Because EBITDA excludes interest, income taxes, depreciation and amortization, it provides an indicator of economic performance that is useful to both management and investors in evaluating our Markel Ventures businesses as it is not affected by levels of debt, interest rates, effective tax rates or levels of depreciation or amortization resulting from purchase accounting. The following table reconciles Markel Ventures segment operating income to EBITDA.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2024	2023	2024	2023
Markel Ventures segment operating income	$132,042	$127,230	$520,082	$519,878
Depreciation expense	32,226	26,966	122,125	108,605
Markel Ventures segment EBITDA	$164,268	$154,196	$642,207	$628,483